Exhibit 4.8
                             COMPENSATION AGREEMENT

     This  Compensation  Agreement is dated as of February 26, 2003 among eMagin
Corporation,   a  Delaware   corporation   (the   "Company")  and  Wayde  Waters
("Consultant").

     WHEREAS, the Company has requested the Consultant to provide the Company with optic design and evaluation support services in connection with their business, and the Consultants have agreed to provide the Company with such services for a period through December 31, 2003 and include all prior billed, but unpaid services; and

     WHEREAS, the Company wishes to compensate the Consultants with shares of its common stock for such services rendered;

     NOW THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

     1. The Company will issue up to 15,000 shares of the Company's common stock, $.001 par value per share, to such members or employees of the Consultants as the Consultants shall designate.

     The total number of shares to be issued will be $8,000  divided by the five
(5) prior days closing price of the Company's stock on the day that the Form S-8, under which these shares are being registered, goes effective with the Securities and Exchange Commission (the "Effective Date"). In the event that the number of shares to be issued is a fractional amount, the number of shares issued will be round up to the nearest whole share. The shares shall be issued to the Consultant one (1) day after the Effective Date. These shares shall represent payment for any prior unpaid services provided by Consultant to the Company and all future services provided by the Consultant to the Company through December 31, 2003. The time requirement is expected to be an total of approximately 150 hours of effort, as required.

     2. The above compensation shall be registered using a Form S-8. The Company shall file such Form S-8 with the Securities and Exchange Commission within 30 days of the execution of this agreement.

     IN WITNESS WHEREOF, this Compensation Agreement has been executed by the Parties as of the date first above written.

                                            EMAGIN CORPORATION
                                            /s/Gary Jones
                                            Chairman


                                            CONSULTANT
                                            /s/ Wayde Waters